Exhibit 99.2

SAMSON OIL & GAS LODGES JUNE 2015 QUARTERLY REPORT AND APPENDIX 5B

Denver July 29th, 2015, Perth July 30th, 2015

Samson Oil & Gas Limited (ASX: SSN, NYSE AMEX: SSN) advises that it has filed its Quarterly Report for the period ended June 30, 2015 and Appendix 5B. The report is now available on the Company’s website:

www.samsonoilandgas.com

Highlights

•	EBITDAX for the quarter ended June 30, 2015 was $3.030 million (unaudited).

•	Average production for the quarter ended June 30, 2015 was 1,083 barrels of oil equivalent per day compared to 655 BOEPD for the quarter ended June 30, 2014.

•	Production for the quarter ended June 30, 2015 was 65% higher at 97,520 BOE compared to 58,966 BOE for the quarter ended June 30, 2014.

Samson’s Ordinary Shares are traded on the Australian Securities Exchange under the symbol "SSN". Samson's American Depository Shares (ADSs) are traded on the New York Stock Exchange MKT under the symbol "SSN". Each ADS represents 200 fully paid Ordinary Shares of Samson. Samson has a total of 2,837 million ordinary shares issued and outstanding (including 230 million options exercisable at AUD 3.8 cents), which would be the equivalent of 14.185 million ADSs. Accordingly, based on the NYSE MKT closing price of US$0.69 per ADS on July 29th, 2015, the Company has a current market capitalization of approximately US$9.9 million (the options have been valued at an exchange rate of 0.7321). Correspondingly, based on the ASX closing price of A$0.005 for ordinary shares and a closing price of A$0.001 for the 2017 options, on July 29th, 2015, the Company has a current market capitalization of approximately A$14.415 million.

For and on behalf of the board of SAMSON OIL & GAS LIMITED
For further information please contact, Terry Barr, CEO on 303 296 3994 (US office) or 970 389 5047 (US cell)
TERRY BARR Managing Director

Statements made in this press release that are not historical facts may be forward looking statements, including but not limited to statements using words like “may”, “believe”, “expect”, “project”, “anticipate”, “should” or “will.” Actual results may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated or estimated by any forward looking information, including uncertainties inherent in estimating the methods, timing and results of exploration activities. A description of the risks and uncertainties that are generally attendant to Samson and its industry, as well as other factors that could affect Samson’s financial results, are included in the prospectus and prospectus supplement for its recent Rights Offering as well as the Company's report to the U.S. Securities and Exchange Commission on Form 10-K, which are available at www.sec.gov/edgar/searchedgar/webusers.htm.